Exhibit 99.1

For Immediate Release

Contact: China Yida Holdings George Wung, CFO Phone: +1(909) 843-6358 Email: ir@yidacn.net	CCG Investor Relations Crocker Coulson, President Phone: + (1) 646-213-1915 Ed Job, CFA Phone: + (1) 646-213-1914 Email: ed.job@ccgir.com

China Yida Announces Breakthrough Tourism Project in Anhui Province

FUZHOU, China — April 15, 2010 — China Yida Holding Company (Nasdaq: CNYD) (“China Yida” or the “Company”), a leading diversified entertainment enterprise in China, today announced that, jointly with Anhui Xingguang Investment Group Ltd. (the “Anhui Xingguang”), it has entered into an agreement with Bengbu Municipal Government to develop the Ming Dynasty Entertainment World (“Bengbu Project”) in the southeast part of Bengbu, Anhui Province, which covers a total area of approximately 5000 Mu (approximately 824 acres as 1 acre = 6.07 Mu).

Bengbu, located in the rich and populous Changjiang River Delta, is one of the most important transportation hubs in China given its proximity to the existing Beijing-Shanghai railway and Huai River. The Bengbu Project is located only 2km from the Beijing-Shanghai express railway, which is expected to be complete in 2011. The express railway will shorten the travel time to Bengbu to only approximately 1.5 hours from Shanghai, approximately 3 hours from Beijing, and approximately 0.5 hour from Nanjing or Hefei (the capital city of Anhui Province). The Company expects Bengbu to become very accessible to a population of over 200 million within the 3-hour economic circle.

"The Bengbu Project is a milestone for China Yida as we begin to expand into the creation of brand new tourism attractions from managing existing tourism resources. As a result we can extend the business model to create value from multiple channels other than entrance fees. We expect to develop, build and manage all the services along the tourism destination value chain, including accommodation, food, entertainment and shopping. We will also greatly benefit from the improved local economy boosted by our efforts to develop tourism," commented Dr. Minhua Chen, Chairman and Chief Executive Officer of China Yida.

"Bengbu Project is also a good demonstration of Yida's strong capability in duplicating its business model outside the Fujian Province. Bengbu has a good location and can attract many visitors from Changjiang Delta and even from much far away. We look forward to the success of this project which we expect will create lasting value to our shareholders."

The first emperor of the Ming Dynasty, Majesty Yuanzhang Zhu, was born in Bengbu in 1328. This city has a rich history, with several historical sites related to the Ming Dynasty, including the tomb of Majesty Yuanzhang Zhu's parents. The Bengbu Project, including Royal Hot Spring World (a resort hotel), Royal Tour Town, Filial Piety Temple and Royal Hunting Garden, will reproduce the royal life of Ming Dynasty at its height of power and splendor. Management's vision is for visitors to experience the recreational activities of the ancient royal families. The Filial Piety Temple will commemorate His Majesty Yuanzhang Zhu, who embraced the Confucian ideal of filial piety, or respect for parents and ancestors, throughout his life and introduced several related laws and policies. This temple, which could be as splendid as the Temple of Heaven in Beijing, is expected to serve as an important educational base and contribute other social and economic benefits.

The Bengbu Project represents several breakthroughs for China Yida's tourism business development, including:

1. Low initial capital expenditure requirement

A new project company (hereinafter the Project Company), with a total registered capital of RMB100 million (approximately $14.6 million), is going to be set up by China Yida and Anhui Xingguang. The Company is required to contribute approximately RMB60 million (approximately $8.78 million) to retain 60% equity of the Project Company. And Anhui Xingguang is required to contribute approximately RMB40 million (approximately $5.8 million) to retain 40% equity of the Project Company. Anhui Xingguang is a reputable private company with businesses in the real estate and commercial sectors locally. This Project Company is expected to combine the expertise in real estate development, tourism and commerce from both shareholders. China Yida will be responsible for the planning and operation of the Bengbu Project.

For the first phase of construction, the new company is budgeting approximately RMB250 million (approximately $36.6 million), with China Yida and Anhui Xingguang contributing on a pro rata basis, and includes the purchase of the 40-year land use rights for a parcel of approximately 250 Mu (commercial land use, "Commercial Land") and another parcel of approximately 500 Mu (industrial land use, "Industrial Land") as well as the construction of the Royal Hot Spring World. Management expects to open the first phase of the Bengbu Project to visitors by the end of 2012. The Project Company will be allowed to lease a larger piece of land with approximately 4250 Mu (approximately 700 acre, ecological land use, "Ecological Land") for approximately RMB350,000 (approximately $51,300) per annum from the local residents.

The Company's management believes that it is able to fund the first phase construction from current cash and operating cash flow over the next two years, and does not expect to require additional equity financing. After the Royal Hot Spring World starts operation, the Company expects to obtain loans from local banks backed by fixed assets, including significantly appreciated land.

2. Expand into the development and management of brand new tourism destinations

The new project company will be responsible for the whole process of planning, design and construction, and management of a brand new destination. It will own all the properties within the tourism destination outright and will not be subject to term limits (except for land usage rights) or revenue share.

3. Extend the tourism business outside Fujian Province

It is the first time that China Yida applies its expertise in culture, communication, business planning and tourism management into a project outside Fujian Province. Bengbu will be more closely weaved into the Changjiang River Delta golden economic circle after the Beijing-Shanghai express railway is completed, and management estimates that the number of visitors to the Bengbu Project will reach a level of over 2 million following the completion of the whole project.

4. Diversified revenue sources

The revenues from Bengbu Project will include entrance fees, hotel room rent, conference room fees, and entertainment service fees. In addition, the Company has planned a Ming Dynasty featured shopping street in the Royal Tour Town and expects to generate revenues from commercial real estate rent and maintenance fees. On the Commercial Land, tourism real estate could be planned to generate additional revenues. This kind of structured and diversified revenue model is expected to maximize the economic return from tourism management.

5. Preferential treatments from local government

In order to encourage China Yida's long-term investment commitment, the Bengbu government is providing certain preferential arrangements. First, it has promised to invest 70% of its revenues from selling 250 Mu commercial use land and 100% of its revenues from selling 500 Mu industrial use land to improve local infrastructure including water and electricity supply, roads and internet lines. Secondly, it will not collect the administration fee, hot spring resources tax and tourism resources tax during the construction period. Thirdly, it has waived 100% of the income tax for five years commencing from the grand opening and 50% for the subsequent five years. The preferential treatment is a good demonstration of Yida's superior management team and intangible assets, which the Company's management believes creates significant economic benefits for China Yida's shareholders.

6. Ownership of commercial property

The Bengbu Project is right across the road from the newly built university town. It also covers the only two small hills of Bengbu City, with a beautiful view of Longzi Lake. The Bengbu government is building a square in front of the express railway station. And the area of 8 km square between the railway station and the tourism area will be built into a new town of Bengbu. Management anticipates local land prices will appreciate as tourism develops and the Beijing-Shanghai express railway is completed, which will greatly increase the enterprise value of China Yida. Based on the current price of around RMB1.3 million per Mu at neighboring university town, the 750 Mu parcel of land is estimated to appreciate by about RMB 1 billion ($146.5 million) within three years.

For more details about the contract between Project Company and the local government, investors can refer to the 8-k form, which was filed to the SEC on April 15, 2010.

About China Yida

China Yida is a leading diversified entertainment enterprise focused on China's fast-growing media and tourism industries and headquartered in Fuzhou City, Fujian province of China. The Company's media business provides operations management services; including channel, column and advertisement management for television station, presently the Fujian Education Television Station ("FETV", a top-rated provincial education television channel), and "Journey through China on the Train" (an advertisement-embedded travel program, currently the only on-board media program from third party authorized by Ministry of Railways). Additionally, the Company provides tourism management services, and specializes in the development, management and operation of natural, cultural and historic scenic sites. China Yida currently operates the Great Golden Lake tourist destination (Global Geopark, including Golden Lake, Shangqing River, Zhuanyuan Rock, Luohan Mountain and Taining Old Town.), Hua'An Tulou tourist destination (World Culture Heritage, including Dadi Tulou cluster and the Shangping Tulou cluster), and China Yunding tourist destination (National Park, including Colorful Rock Valley, Yunding Paradise, Yunding Waterfall, South Heavenly Mountain, and Seven Star Lake). The Company's operating scenic sites are over 300 square kilometers in the area. For further information, please contact the Company directly, or visit its Web site at http://www.yidacn.net ..

Forward-Looking Statements

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate, "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of China Yida Holding Co., Inc. (the "Company") to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to: (i) the Company's ability to obtain sufficient capital or a strategic business arrangement; (ii) the Company's ability to build and maintain the management and human resources and infrastructure necessary to support the anticipated growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov.

    For more information, please contact:

               China Yida Holdings
               George Wung, CFO
               Phone: +1-909-843-6358
               Email: ir@yidacn.net

               CCG Investor Relations
               Crocker Coulson, President
               Phone: +1-646-213-1915
               Ed Job, CFA
               Phone: +1-646-213-1914
               Email: ed.job@ccgir.com